Exhibit 99.3

[Elimination of Safe Harbor

and Change in Match]

AMENDMENT NO. 22

TO THE

WEBSTER BANK RETIREMENT SAVINGS PLAN

Webster Bank, National Association has adopted this Amendment No. 22 to the Plan, effective as set forth herein.

(1) Effective as of January 1, 2012, Article IV of the Plan is amended by deleting Section 4.2(a) and substituting the following in lieu thereof:

(a) Each Participant may elect to have a specified whole percentage not to exceed twenty-five percent (25%) of the Compensation payable to such Participant for a Plan Year contributed to the Plan as Deferral Contributions. Deferral Contributions shall be made in addition to any Company contributions under Article V. Deferral Contributions elected under this Section 4.2 shall be made by means of payroll deductions. A Participant’s election to make Deferral Contributions shall apply on a prospective basis only, and shall remain in effect until it is modified or discontinued pursuant to Section 4.4.

Notwithstanding the preceding provisions of this subsection (a), in order to ensure that the requirements of Section 8.2 and Section 8.3 of the Plan will be satisfied, the Plan Administrator may, in its discretion, limit on a prospective basis the Deferral Contributions of the group of Participants who are Highly Compensated Employees to a lesser percentage of Compensation, or may suspend the Deferral Contributions of the group of Participants who are Highly Compensated Employees. The Plan Administrator shall communicate such lesser percentage or suspension to such group of Participants.

(2) Effective as of January 1, 2012, Article IV of the Plan is amended by deleting Section 4.2(b)(ii) and substituting the following in lieu thereof:

(ii) For the period on and after January 1, 2012, for purposes of the automatic contribution provisions of this subsection (b), the uniform percentage of the Participant’s Compensation to be contributed to the Plan as Deferral Contributions equals three percent (3%) (or, if greater, the uniform percentage in effect for such Participant on January 1, 2012).

For the period prior to January 1, 2012, for purposes of the automatic contribution provisions of this subsection (b), the uniform percentage of the Participant’s Compensation to be contributed to the Plan as Deferral Contributions equaled the following: (A) the initial Deferral Contributions percentage was three percent (3%), and (B) the Deferral Contributions percentage increased by one percent (1%) commencing on the first pay date of the first April following the Plan Year in which the first Deferral Contributions were made under this subsection (b), and on the first pay date of each subsequent April, until (C) the Deferral Contributions percentage equaled six percent (6%).

(3) Effective as of January 1, 2012, Article V of the Plan is amended by deleting Section 5.2(a) and substituting the following in lieu thereof:

(a) Subject to the provisions of the Plan and the Trust Agreement:

(i) For the period on and after March 1, 2009 and prior to January 1, 2012, the Company shall make Matching Contributions on behalf of each Participant who makes Deferral Contributions under Article IV, Such Matching Contributions shall equal one hundred percent (100%) of each Participant’s Deferral Contributions to the extent such Deferral Contributions do not exceed five percent (5%) of Compensation.

(ii) For the period on and after January 1, 2012 and prior to February 1, 2012, the Company shall make Matching Contributions on behalf of each Participant who makes Deferral Contributions under Article IV. Such Matching Contributions shall equal one hundred percent (100%) of each Participant’s Deferral Contributions to the extent such Deferral Contributions do not exceed five percent (5%) of Compensation.

(iii) For the period on and after February 1, 2012, the Company shall make Matching Contributions on behalf of each Participant who makes Deferral Contributions under Article IV. Such Matching Contributions shall equal one hundred percent (100%) of each Participant’s Deferral Contributions to the extent such Deferral Contributions do not exceed two percent (2%) of Compensation, plus fifty percent (50%) of each Participant’s Deferral Contributions to the extent such Deferral Contributions exceed two percent (2%) but do not exceed eight percent (8%) of Compensation.

(4) Effective as of January 1, 2012, the references to “Section 5.2(a)” in the definition of “Matching Contributions” in Article II, in Section 4.7(a),(b),(d) and (e), and in Section 11.1(a) of the Plan are deleted, and references to “Section 5.2(a)(i)” are substituted in lieu thereof.

(5) Effective as of January 1, 2012, the introductory paragraphs of Article VIII of the Plan are deleted and the following is substituted in lieu thereof:

Effective for the Plan Year beginning January 1, 2008, the Plan is intended to constitute a qualified automatic contribution arrangement for purposes of Code Section 401(k)(13) and Code Section 401(m)(12). As a result, the Plan is treated as meeting the requirements of Code Section 401(k)(3)(A)(ii) and Code Section 401(m)(2) for the Plan Year beginning on January 1, 2008, and the remainder of this Article VIII of the Plan shall not apply to the Plan for such Plan Year.

Effective for Plan Years beginning on or after January 1, 2009 and prior to January 1, 2012, the Plan is disaggregated into two plans – the portion of the Plan that benefits those employees who have not reached age twenty-one (21) and completed one Year of Eligibility Service (“otherwise excludable employees”), and the remaining portion of the Plan that benefits those employees who are not otherwise excludable employees.

(a) The remainder of this Article VIII shall apply to the portion of the Plan that benefits those employees who are otherwise excludable employees.

(b) The portion of the Plan that benefits those employees who are not otherwise excludable employees is intended to constitute a qualified automatic contribution arrangement for purposes of Code Section 401(k)(13) and Code Section 401(m)(12). As a result, this portion of the Plan is treated as meeting the requirements of Code Section 401(k)(3)(A)(ii) and Code Section 401(m)(2) for Plan Years beginning on or after January 1, 2009 and prior to January 1, 2012, and the remainder of this Article VIII of the Plan shall not apply to such portion of the Plan for such Plan Years.

For all other Plan Years, the remainder of this Article VIII of the Plan shall apply to the Plan.

(6) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.

Witness:	WEBSTER BANK, NATIONAL ASSOCIATION

/s/ Lawrence Murray	By	/s/ Jeffrey N. Brown
		Title:	Executive Vice President and Chief Administrative Officer
		Date:	December 13, 2011